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                                               Filed Pursuant to Rule 424(B)(3)
                                                     Registration No. 333-51759
PROSPECTUS
                       HIGHWOODS PROPERTIES, INC. [LOGO]

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                 Dividend Reinvestment and Stock Purchase Plan

                       2,034,596 Shares of Common Stock

    We offer you the opportunity to participate in our Dividend Reinvestment and Stock Purchase Plan, or "DRIP." The DRIP provides a simple and convenient method for our stockholders to invest cash dividends and optional cash payments in shares of our common stock, without payment of any brokerage commissions, fees or service charges. Beneficial owners of our common stock whose shares are registered in names other than their own, by brokers, banks or other nominees, may join the DRIP by having the shares they wish to enroll in the DRIP transferred to their own names or arranging for the holder of record to join the DRIP.

    You may purchase shares of common stock by:

   . having the cash dividends on all or part of your shares of common stock automatically reinvested;

   . receiving directly, as usual, cash dividends, if and when declared, on your shares of common stock and investing in the DRIP by making optional cash payments of $25 to $10,000 per month; or

   .  investing both your cash dividends and your optional cash payments.

    You may participate in the DRIP by completing an authorization card and returning it to Wachovia Bank, N. A., Dividend Reinvestment Group, 1525 West W.
T. Harris Boulevard, 3C3, Charlotte, North Carolina, 28288-1153. Stockholders who are participants in the DRIP may terminate their participation at any time. Stockholders who are not participants in the DRIP and who do not want to become participants need do nothing and will continue to receive their cash dividends, if and when declared, as usual.

    Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                 The date of this prospectus is July 12, 2002.

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                               TABLE OF CONTENTS

             HIGHWOODS PROPERTIES, INC........................  1
             DESCRIPTION OF THE DRIP..........................  1
                 Purpose......................................  1
                 Advantages to Participants...................  1
                 Administration...............................  2
                 Participation................................  3
                 Costs........................................  5
                 Purchases....................................  5
                 Reports to Participants......................  8
                 Dividends....................................  8
                 Certificates for Shares......................  8
                 Sale or Other Disposition of DRIP Shares.....  9
                 Withdrawal of Shares in DRIP Accounts........  9
                 Termination of Participation................. 10
                 Tax Consequences of Participation in the DRIP 10
                 Other Information............................ 11
                 Resale Restrictions.......................... 13
             USE OF PROCEEDS.................................. 14
             EXPERTS.......................................... 14
             LEGAL MATTERS.................................... 14
             WHERE YOU CAN FIND MORE INFORMATION.............. 14

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                          HIGHWOODS PROPERTIES, INC.

    We are a self-administered and self-managed equity REIT that began operations through a predecessor in 1978. We conduct substantially all of our activities through, and substantially all of the interests in our properties are held directly or indirectly by, Highwoods Realty Limited Partnership. We are the sole general partner of Highwoods Realty Limited Partnership. As of March 31, 2002, we owned approximately 88% of the common partnership interests of Highwoods Realty Limited Partnership.

    We were incorporated in Maryland in 1994. Our executive offices are located at 3100 Smoketree Court, Suite 600, Raleigh, North Carolina 27604, and our telephone number is (919) 872-4924. Our common stock is traded on the New York Stock Exchange under the symbol "HIW."

                            DESCRIPTION OF THE DRIP

    The terms of our DRIP are set forth below in question and answer format.

Purpose

1.  What is the purpose of the DRIP?

    The purpose of the DRIP is to provide holders of our common stock with a simple and convenient method of investing cash dividends or optional cash payments in shares of common stock, without payment of any brokerage commissions, fees or service charges. Shares of common stock purchased under the DRIP will either be original issue shares or shares purchased in the open market by the DRIP administrator, Wachovia Bank, N. A.

    From time to time, financial intermediaries may engage in positioning transactions in order to benefit from the discount, if any, from the market price of the shares of common stock acquired through the reinvestment of dividends under the DRIP. Such transactions may cause fluctuations in the trading volume of our common stock. We reserve the right to modify, suspend or terminate participation in the DRIP by otherwise eligible holders of common stock in order to eliminate practices that are inconsistent with the purposes of the DRIP.

Advantages to Participants

2.  What are the options available to a participant in the DRIP?

    You may purchase shares of common stock by:

   . having the cash dividends on all or part of your shares of common stock automatically reinvested;

   . receiving directly, as usual, cash dividends, if and when declared, on your shares of common stock and investing in the DRIP by making optional cash payments of $25 to $10,000 per month; or

   .  investing both your cash dividends and your optional cash payments.

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    Beneficial owners of common stock whose shares are registered in names other than their own also may utilize these options by having the shares they wish to enroll in the DRIP transferred to their own name or arranging for the holder of record to join the DRIP on such beneficial owners' behalf.

3.  What are the advantages of the DRIP?

    Participants do not pay any brokerage commissions, fees or service charges in connection with purchases under the DRIP. However, if shares are registered in the name of a nominee or broker, such nominee or broker may charge a commission or fee. Full investment of dividends is possible under the DRIP because the DRIP permits fractions of shares, as well as whole shares, to be purchased and credited to your account. Regular statements of account provide simplified record keeping. In addition, the free custodial services provided in connection with the DRIP serve to protect against loss, theft or destruction of certificates.

    We may, but are not obligated to, offer up to a 5% discount on shares of common stock purchased with reinvested cash dividends. We may modify or discontinue the discount, if any, with respect to shares purchased directly from us or from parties other than us, at any time and without notice. We will not determine the purchase price of shares that you purchase with reinvested cash dividends under the DRIP until the applicable dividend payment date. As a result, you will not know the actual price per share or number of shares that you will purchase in the DRIP until that date.

Administration

4.  Who administers the DRIP?

    Wachovia Bank, N. A., or such other bank or trust company as we may from time to time designate as DRIP administrator, administers the DRIP for participants, keeping records, sending statements of account to participants and performing other duties relating to the DRIP. Shares of common stock purchased under the DRIP are held by the DRIP administrator as agent for you and are registered in the name of the DRIP administrator or its nominee, unless and until you request that a stock certificate for your shares be issued as described in Question 17, or otherwise terminate your participation in the DRIP as described in Question 20.

    Any questions or correspondence should be directed to:

                             Wachovia Bank, N. A.
                          Dividend Reinvestment Group
                     1525 West W. T. Harris Boulevard, 3C3
                     Charlotte, North Carolina 28288-1153
                                (800) 829-8432

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Participation

5.  Who is eligible to participate in the DRIP?

    Any person or entity currently a registered holder of our common stock is eligible to participate in the DRIP. In order to be eligible to participate, beneficial owners of shares of common stock whose shares are registered in names other than their own (for example, shares registered in the name of a broker, bank nominee or trustee) must either have the shares they wish to enroll in the DRIP transferred to their own names or arrange for the holder of record to join the DRIP.

    The right to participate in the DRIP is not transferable to another person apart from a transfer of the underlying shares of common stock. We may, for any reason or no reason, decide not to allow you to participate in the DRIP even if you otherwise qualify for participation in the DRIP. For example, some stockholders may be residents of jurisdictions in which we determine that it may not be legally or economically practical to offer our stock under the DRIP. We may preclude residents of those jurisdictions from participating in the DRIP.

    We also may limit participation by some stockholders in order to maintain our tax-advantaged status as a REIT. In order for us to maintain our qualification as a REIT, not more than 50% in value of our outstanding stock may be owned, directly or indirectly, by five or fewer individuals, as determined under the Internal Revenue Code. We may terminate your participation in the DRIP if your participation would violate restrictions contained in our amended and restated charter that are designed to assure compliance with the restrictions of the Internal Revenue Code. Our amended and restated charter prohibits any stockholder, directly or indirectly, from beneficially owning more than 9.8%, in value or in number, of our outstanding capital stock. If you attempt to transfer or acquire any shares of our capital stock that would result in direct or indirect ownership of our capital stock in excess of this ownership limit, or if the transfer or acquisition would for any other reason result in our disqualification as a REIT, the transfer or acquisition will be null and void.

    In addition, from time to time, financial intermediaries may engage in positioning transactions in order to benefit from the discount, if any, from the market price of the shares of common stock acquired through the reinvestment of dividends under the DRIP. Such transactions may cause fluctuations in the trading volume of our common stock. We reserve the right to modify, suspend or terminate participation in the DRIP by otherwise eligible holders of common stock in order to eliminate practices that are inconsistent with the purposes of the DRIP.

6.  How do I participate in the DRIP?

    You may join the DRIP by completing and signing an authorization card and returning it to the DRIP administrator. When completing the authorization card, you should be careful to include your social security number or taxpayer identification number. Failure to supply this information will result in backup withholding of 31% of payments owed to you. Once enrolled in the DRIP, you will continue to be enrolled without further action on your part.

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You may change your investment options at any time by completing, signing and returning to the DRIP administrator a new authorization card. If your shares are registered in more than one name (e.g., joint tenants, trustees, etc.), all registered owners must sign the authorization card exactly as their names appear on the account registration.

    Additional authorization cards and additional copies of this prospectus may be obtained at any time by written request to the DRIP administrator at the address set forth in Question 4 above.

7.  When may I join the DRIP?

    You may join the DRIP at any time.

    If you elect to reinvest your dividends, dividend reinvestment commences with the first dividend paid after you join the DRIP, provided that the DRIP administrator receives an authorization card for you before the record date for such dividend. If you deliver an authorization card specifying reinvestment of dividends to the DRIP administrator on or after the record date established for payment of a particular dividend on the common stock, reinvestment will commence with the dividend payment date following the next record date.

    We typically pay dividends on our common stock during the months of February, May, August and November. The payment of dividends in the future and the amount of dividend payments, if any, will depend upon our financial condition and other factors as our board of directors deems relevant.

    See Question 13 below for information concerning the investment of optional cash payments.

8. What does the authorization card say about dividends and optional cash payments?

    The authorization card allows you to decide the extent to which you wish to participate in the DRIP through any of the following investment options:

    Full Dividend Reinvestment. If you check the "Full Dividend Reinvestment" box, it means that you are instructing the DRIP administrator to purchase additional shares of common stock for your account using:

   .  cash dividends on all shares of common stock registered in your name;

   . cash dividends on all shares of common stock credited to your DRIP account; and

   .  any optional cash payments received from you.

    Partial Dividend Reinvestment. If you check the "Partial Dividend Reinvestment" box, it means that you are specifying on the authorization card the number of shares of common stock registered in your name on which you want cash dividends to be paid to you in the usual manner. It further means that you are instructing the DRIP administrator to purchase additional shares of common stock for your account using all other cash funds available in your account (including all other cash dividends and optional cash payments).

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    Optional Cash Payments Only.  If you check the "Optional Cash Payments
Only" box, it means that you are instructing the DRIP administrator to purchase additional shares of common stock for your account using only optional cash payments received from you and cash dividends on all shares credited to your DRIP account. It further means that cash dividends on shares of common stock registered in your name, other than in your DRIP account, are to be paid to you in the usual manner.

9.  How do I change my investment options?

    You may change your investment option at any time by signing a new authorization card and returning it to the DRIP administrator. A change in investment option will be effective on the next dividend payment date if the DRIP administrator receives the authorization card before the related dividend record date. If the DRIP administrator receives the authorization card on or after the related dividend record date, the change will be effective on the dividend payment date following the next record date.

Costs

10. Are there any expenses to me in connection with participating in the DRIP?

    You incur no brokerage fees with respect to purchases under the DRIP, and we pay all other costs of administering the DRIP. If your shares are registered in the name of a nominee or broker, such nominee or broker may charge a commission or fee in connection with purchases under the DRIP. Any such commissions or fees will be your responsibility. If you request that the DRIP administrator sell shares credited to your account under the DRIP as described in Question 18 below, you may have to pay brokerage commissions and transfer taxes in connection with such sale.

Purchases

11. How many shares of common stock will be purchased for me under the DRIP?

    The number of shares to be purchased for your account under the DRIP will depend upon the amount of your dividend being reinvested, the amount of any optional cash payments and the effective purchase price of the common stock. Your account is credited with the number of shares, including fractions computed to three decimal places, equal to the total amount invested by you divided by the applicable purchase price.

12. At what price and when will common stock be purchased under the DRIP?

    Shares purchased for your account under the DRIP will be effective as of the close of business on the investment date. The DRIP administrator will purchase shares directly from us or in the open market. Each time we make a dividend or other distribution, we will decide how the DRIP administrator will purchase common stock under the DRIP. We do not have to provide you with any written notice about the source of the common stock to be purchased, but you may obtain current information regarding the source of the common stock by calling Investor Relations at (919) 872-4924.

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    We may, but are not obligated to, offer up to a 5% discount on shares of common stock purchased with reinvested cash dividends. We may modify or discontinue the discount, if any, with respect to shares purchased directly from us or from parties other than us, at any time and without notice. We will not determine the purchase price of shares that you purchase with reinvested cash dividends under the DRIP until the applicable dividend payment date. As a result, you will not know the actual price per share or number of shares that you will purchase in the DRIP until that date.

    Assuming in the future we offer a 5% discount on shares purchased under the DRIP with cash dividends:

   . the price per share for shares purchased directly from us will be 95% of the average high and low price for the common stock on the New York Stock Exchange for the ten trading days immediately preceding the dividend payment date; and

   . the price per share for shares purchased in the open market will be 95% of the weighted average of the actual prices that the DRIP administrator pays for all of the shares of common stock purchased during any applicable period.

    We do not offer a discount on shares of common stock purchased with optional cash payments. Accordingly, for shares purchased under the DRIP with optional cash payments:

   . the price per share for shares purchased directly from us will be 100% of the average high and low price for the common stock on the New York Stock Exchange for the ten trading days immediately preceding the dividend payment date; and

   . the price per share for shares purchased in the open market will be 100% of the weighted average of the actual prices that the DRIP administrator pays for all of the shares of common stock purchased during any applicable period.

    If we do not elect to sell shares of common stock under the DRIP on a dividend payment date during any month in which we pay a cash dividend or the last trading day of any month in which we do not pay a cash dividend (each, an "investment date"), the DRIP administrator will purchase shares of common stock on such investment date in the open market. If the investment date does not fall on a trading day, or the DRIP administrator cannot otherwise complete the purchases under the DRIP on such investment date, open market purchases will be made as soon after the investment date as practicable.

    Since purchase prices for the common stock are established on the dates of purchase, you lose any advantages otherwise available from being able to select the timing of investments. You should recognize that neither we nor the DRIP administrator can assure a profit or protect against a loss on shares of common stock purchased under the DRIP.

13. How are optional cash payments made?

    Optional cash payments may be made at any time and in varying amounts of not less than $25 per payment nor more than $10,000 per month. You may make an optional cash payment

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when enrolling in the DRIP by enclosing a check (made payable to the DRIP administrator) with the authorization card. Thereafter, optional cash payments may be made through the use of optional cash payment forms, which will be sent to you by the DRIP administrator.

    In the event a broker, bank nominee or trustee holds your shares in the name of a major securities depository, optional cash payments must be made on a Broker and Nominee Form. The Broker and Nominee Form is the sole means by which a broker, bank nominee or trustee holding your shares in the name of a major securities depository may invest optional cash payments on your behalf. In such a case, the broker, bank nominee or trustee must use the Broker and Nominee Form for transmitting optional cash payments. A Broker and Nominee Form must be delivered to the DRIP administrator each time a broker, bank nominee or trustee transmits optional cash payments on your behalf. Broker and Nominee Forms will be furnished at any time upon written request to the DRIP administrator.

    Optional cash payments will be invested on either the dividend payment date during any month in which we pay a cash dividend or the last trading day of any month in which we do not pay a cash dividend (or promptly thereafter, as explained in Question 12, each an "investment date"). However, only optional cash payments received at least five days prior to the applicable investment date will be invested on such investment date. Optional cash payments received thereafter will not be invested until the next investment date. No interest will be paid on optional cash payments. We therefore suggest that any optional cash payments you wish to make be sent so as to reach the DRIP administrator as close as possible to five days before the investment date. You do not need to send the same amount of money each month, and there is no obligation to make an optional cash payment each month. Optional cash payments will be refunded if a written request for a refund is received by the DRIP administrator no later than two days prior to the related investment date.

    You may participate through the investment of optional cash payments without the necessity of reinvesting cash dividends by checking the "Optional Cash Payments Only" box on the authorization card. However, even if the "Optional Cash Payments Only" box is checked, all dividends payable on shares purchased with optional cash payments and retained in your DRIP account will be reinvested automatically in additional shares of common stock.

    In the event that any check is returned unpaid for any reason, the DRIP administrator will consider the request for investment null and void and shall immediately remove from your account shares, if any, purchased upon credit of such money. The DRIP administrator shall thereupon be entitled to sell such shares to satisfy uncollected amounts. If the net proceeds of the sale of such shares are insufficient to satisfy the balance of such uncollected amounts, the DRIP administrator shall be entitled to sell such additional shares from your account as needed to satisfy the uncollected balance.

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Reports to Participants

14. What kind of reports will be sent to me?

    You will be sent a quarterly statement of your account. These statements of account will show any cash dividends and optional cash payments received, the number of shares purchased, the purchase price for the shares, the number of DRIP shares held for you by the DRIP administrator, the number of enrolled shares registered in your name and an accumulation of the transactions for the calendar year to date. Quarterly statements will be mailed as soon as practicable after each dividend payment date. These statements are your continuing record of the cost of your purchases and should be retained for income tax purposes.

    In addition, you will receive the most recent prospectus constituting the DRIP and copies of the same communications sent to every other holder of shares of common stock, including our annual report, proxy statement and income tax information for reporting distributions (including dividends) paid by us.

Dividends

15. How are dividends credited to my account under the DRIP?

    You will receive directly, as usual, cash dividends, if and when declared, on all shares of common stock for which you have directed that dividends not be reinvested. On all other shares, cash dividends will automatically be credited to your account and reinvested in additional shares of common stock. This means that cash dividends will be automatically reinvested on all shares that have been purchased under the DRIP and credited to your account. However, no dividends will be earned on such shares purchased under the DRIP until the dividend payment for the first dividend record date that follows the date of purchase of such shares.

16. Will I be credited with dividends on fractions of shares?

    Yes. Account balances will be computed to three decimal places and dividends will be paid on the fractional shares.

Certificates for Shares

17. Will certificates be issued for shares of common stock purchased under the DRIP?

    Unless you request otherwise, certificates for shares of common stock purchased under the DRIP will not be issued. Shares will be held in the name of the DRIP administrator or its nominee. The number of shares credited to your account under the DRIP will be shown on your statement of account. Certificates for any number of whole shares credited to an account under the DRIP will be issued upon your written request. The remaining whole shares and fractions of shares, if any, will continue to be credited to your account. If you request the DRIP administrator to issue a certificate in your name representing all of the shares in your DRIP account, you will be deemed to have terminated your participation in the DRIP (as described in Question 20). Certificates for fractional shares will not be issued under any circumstances.

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Sale or Other Disposition of DRIP Shares

18. How may I sell, pledge or assign shares held in the DRIP?

    If you desire to sell shares of common stock in your DRIP account, you must request that certificates for such shares be issued in your name or, as an alternative, you may request the DRIP administrator to sell whole shares credited to your account under the DRIP. If you request that the DRIP administrator sell shares credited to your DRIP account, the DRIP administrator will use its best efforts to make the sale in the open market within 10 trading days after receipt of the written request, and you will receive the proceeds of the sale minus any brokerage commissions, transaction fees and transfer taxes. You do not have the authority or power to direct the date or sale price at which the common stock may be sold by the DRIP administrator under this alternative.

    Any written instructions that do not clearly indicate the whole number of shares to be sold, or that "all" DRIP shares are to be sold, will be returned to you with no action taken.

    If you wish to sell some or all of your shares in the DRIP, you should be aware of the risk that the price of the common stock may decrease between the time that you determine to sell shares in the DRIP and the time that the sale is completed. This risk is borne solely by you. No check for the proceeds of such sale will be mailed prior to the settlement of funds from the brokerage firm through which shares in the DRIP are sold. Settlement is normally three business days after the sale of the shares.

    All information relating to the sale of shares in the DRIP will be reported to the IRS pursuant to applicable legal requirements.

    You may not pledge or assign shares credited to a DRIP account. Any such purported pledge or assignment will be void. If you want to pledge or assign any shares, you must request that a certificate for such shares be issued in your name.

Withdrawal of Shares in DRIP Accounts

19. How may I withdraw shares from my DRIP account?

    You may at any time withdraw all or any portion of the full shares of common stock held in your account. A request for withdrawal should be in writing and sent to the DRIP administrator. Certificates for the full shares so withdrawn will be issued in your name and mailed to you. Any fractional share interest will be liquidated and a check for the market value of the fractional share interest (without deducting any expense or commission) will be mailed to you. See Question 18 above for a discussion of how you may sell shares in your DRIP account through the DRIP administrator rather than first withdrawing shares from the DRIP and then selling them on the open market through a broker.

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Termination of Participation

20. When and how may I terminate my participation in the DRIP?

    You may terminate your participation in the DRIP by providing written notice to the DRIP administrator. When you terminate your participation in the DRIP (or upon our termination of the DRIP), certificates for whole shares in your account under the DRIP are issued and a cash payment is made for any fraction of a share in such account. If you wish to terminate your participation in the DRIP, you should contact the DRIP administrator and inquire as to what transaction fees, if any, apply to such a termination.

    If the written termination notice is received by the DRIP administrator before the record date for a dividend during any month in which we pay a cash dividend, the termination will be duly processed and such dividend will not be reinvested on the next dividend payment date. Any written notice of termination received after a dividend record date will not be effective until dividends for such record date have been invested and the shares have been allocated to the account of the respective participant. After such dividends are invested and allocated to your account, termination requests will be processed. Allocations may take up to two weeks after dividend payment. Neither the DRIP administrator nor we are responsible for losses during such periods. Any optional cash payment received by the DRIP administrator prior to the receipt of a termination notice will be invested in shares of common stock unless you expressly request in writing that the optional cash payment be returned and the DRIP administrator receives your written request two days before the applicable investment date.

    A participant may re-enroll in the DRIP at any time by submitting an authorization card as described in Question 6.

21. May I terminate the reinvestment of dividends on shares held in my name and still remain in the DRIP?

    No. If you terminate the reinvestment of dividends paid on shares registered in your name, you will be deemed to have terminated your participation in the DRIP as described in Question 20.

Tax Consequences of Participation in the DRIP

22. What are the federal income tax consequences of participation in the DRIP?

    Our distributions to stockholders constitute dividends for federal income tax purposes up to the amount of our positive current and accumulated earnings and profits and, to that extent, will be taxable as ordinary income (unless designated as capital gain dividend pursuant to applicable IRS rules). To the extent that we make a distribution in excess of such earnings and profits, the distribution will be treated first as a tax-free return of capital, reducing the tax basis in your common stock, and then the distribution in excess of such basis will be taxable as a gain realized from the sale of your common stock. These same tax consequences will apply where your distributions are used to purchase additional common stock pursuant to the

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DRIP. Therefore, cash distributions reinvested under the DRIP, plus any purchase discount (the excess of the fair market value of the shares on the date such shares were acquired over the amount of such reinvested cash distributions), will be taxed as outlined above. In addition, the amount of any brokerage commissions, mark-ups and other fees or expenses incurred by us on your behalf in connection with purchases on the open market, whether as reinvested distributions or optional cash payments, also will be considered to be taxed as outlined above.

    Distributions paid to corporate stockholders, including amounts taxable as dividends to corporate stockholders, will not be eligible for the corporate dividends-received deduction under applicable IRS provisions.

    Your tax basis in additional shares of common stock acquired under the DRIP will be equal to the amount of your reinvested cash distributions plus any purchase discount you received on the shares purchased with such reinvested cash distributions. Your tax basis in additional shares of common stock acquired under the DRIP with optional cash payments will be equal to the amount of such optional cash payments. Your holding period for shares of common stock acquired with reinvested distributions generally will commence on the day after the dividend payment date. If, however, the shares are acquired with optional cash payments or are purchased with reinvested dividends in the open market, the holding period will commence on the day after the date of purchase.

    You will not realize any taxable income upon the receipt of a certificate for full shares credited to your account. However, you will recognize gain or loss when you sell or exchange shares received from the DRIP or when a fractional share interest is liquidated. Such gain or loss will equal the difference between the amount that you receive for such fractional share interest or such shares and the tax basis therefor.

    In the case of participating stockholders whose dividends are subject to withholding of federal income tax, dividends will be reinvested less the amount of tax required to be withheld.

    The above is intended only as a general discussion of the current federal income tax consequence of participation in the DRIP. You should consult your own tax advisers regarding the federal and state income tax consequences (including the effects of any changes in law) of your individual participation in the DRIP.

Other Information

23. What happens when I sell or transfer all of the shares registered in my name other than shares under the DRIP?

    If you dispose of all of the shares of common stock registered in your name other than shares purchased for your account under the DRIP, the DRIP administrator, until it is otherwise instructed, will continue to reinvest the dividends on the shares of common stock in your DRIP account. In the event of your death or incapacity, the personal representative of your estate may provide the DRIP administrator with a written request of withdrawal of

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your DRIP shares. We reserve the right not to reinvest any additional dividends if you have only a fractional share of stock credited to your account under the DRIP on the record date for any cash dividend on the common stock. If we exercise this right, you will receive a cash adjustment representing the fractional share and a cash payment for the dividend. The cash payment for the fractional share will be based on the closing price of the common stock on the New York Stock Exchange on the date on which we exercise this right.

24. What happens in the event of a stock dividend, stock split or rights offering?

    Any shares representing stock dividends (payable in common stock) or stock splits distributed by us on shares of common stock credited to your account under the DRIP will be added to your account. Shares representing stock dividends payable other than in common stock on shares of common stock credited to your account under the DRIP shall be paid to the DRIP administrator, which shall distribute the shares in accordance with the interests of participants in the DRIP. Shares representing stock dividends or split shares distributed on shares registered in your name will be mailed directly to you in the same manner as to stockholders who are not participating in the DRIP.

    If we make available rights or warrants to purchase additional shares or other securities, such rights or warrants will be made available to you based on the number of shares (including fractional share interests to the extent practicable) held in your account on the record date established for determining the stockholders entitled to such rights or warrants.

25. How will my DRIP shares be voted at a stockholders' meeting?

    All shares in a DRIP account will be added to the shares registered in your name on our stockholder records and you will receive one proxy for all such shares. This proxy will be voted as you direct or you may vote all shares in person at the stockholders' meeting.

26. What are our responsibilities and the responsibilities of the DRIP administrator under the DRIP?

    Neither we nor the DRIP administrator will be liable for any act done in good faith or for any good faith omission to act, including, without limitation, any claims of liability arising out of a failure to terminate your account upon your death or adjudicated incompetency prior to the receipt of notice in writing of such death or adjudicated incompetency, the prices at which shares are purchased for your account, the times when purchases are made or fluctuations in the market value of the common stock. Neither we nor the DRIP administrator have any duties, responsibilities or liabilities except those expressly set forth in the DRIP.

   You should recognize that neither we nor the DRIP administrator can assure a profit or protect against loss on the shares purchased under the DRIP.

27. May the DRIP be changed or discontinued?

    Although the DRIP is intended to continue indefinitely, we reserve the right to suspend or terminate the DRIP at any time. We also reserve the right to make modifications to the DRIP. Notice of such suspension, termination or modification will be sent to all participants.

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    We intend to use our best efforts to maintain the effectiveness of the registration statement filed with the SEC covering the offer and sale of common stock under the DRIP. However, we have no obligation to offer, issue or sell common stock under the DRIP if, at the time of the offer, issuance or sale, such registration statement is for any reason not effective. Also, we may elect not to offer or sell common stock under the DRIP to stockholders residing in any jurisdiction or foreign country where, in our judgment, the burden or expense of compliance with applicable blue sky or securities laws makes such offer or sale there impracticable or inadvisable. In any of these circumstances, dividends, if and when declared, will be paid in the usual manner and any optional cash payments received from you will be returned to you.

Resale Restrictions

28. Are there any restrictions on the resale of common stock acquired under the DRIP?

    Employees who are not our affiliates are free to sell at any time the common stock acquired under the DRIP. Employees who are our affiliates, as that term is defined in Rule 405 under the Securities Act, may not publicly re-offer shares acquired under the DRIP except pursuant to Rule 144 under the Securities Act. Rule 405 defines an affiliate as a person who directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with us. Directors and some of our executive officers may be our affiliates under this definition.

    Directors and some of our executive officers participating in the DRIP are also subject to the reporting obligation of Section 16(a) and the short-swing profit recovery provisions of Section 16(b) of the Exchange Act with respect to purchases of the common stock made under the DRIP with optional cash payments. Although such directors and officers are not subject to the short-swing profit recovery provisions of Section 16(b) of the Exchange Act with respect to purchases of common stock made under the DRIP with reinvested dividends, such purchases must be disclosed on annual reports filed pursuant to Section 16(a) of the Exchange Act.

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                                USE OF PROCEEDS

    The DRIP will raise additional capital for us to the extent that the DRIP purchases newly-issued shares of common stock from us (rather than acquiring shares in the open market). We do not know the number of shares of common stock that will ultimately be purchased pursuant to the DRIP, or the prices at which the shares will be purchased. We intend to use the net proceeds, if any, from the sale of common stock for repayment of indebtedness, investments in assets, working capital and general corporate purposes. Pending those uses, we may temporarily invest the net proceeds in short-term investments consistent with our investment policies.

                                    EXPERTS

    Our consolidated financial statements, incorporated into this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2001, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                                 LEGAL MATTERS

    The validity of the shares of common stock offered hereby has been passed upon for us by Alston & Bird LLP, Raleigh, North Carolina.

                      WHERE YOU CAN FIND MORE INFORMATION

    We are subject to the information requirements of the Exchange Act and therefore file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information may be inspected and copied, at prescribed rates, at the public reference facilities of the SEC at 450 Fifth Street, N.W., Washington, D.C. 25049. Such information, when available, also may be accessed through the SEC's electronic data gathering, analysis and retrieval system ("EDGAR") via electronic means, including the SEC's home page on the Internet (http://www.sec.gov). In addition, our common stock is listed on the New York Stock Exchange, and similar information can be inspected and copied at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

    We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement and in its exhibits and schedules. For further information, we

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

refer you to such registration statement, exhibits and schedules. The registration statement may be inspected without charge at, or copies obtained upon payment of prescribed fees from, the SEC at the location listed above. Any statements contained in this prospectus concerning a provision of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the registration statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by such reference.

    The following documents filed by us with the SEC pursuant to the Exchange Act are incorporated herein by reference and made a part hereof:

   .  Our annual report on Form 10-K for the year ended December 31, 2001;

   .  Our quarterly report on Form 10-Q for the quarter ended March 31, 2002;
      and

   . The description of our common stock included in our registration statement on Form 8-A, dated May 16, 1994.

    All documents that we file with the SEC pursuant to Sections 13(a) and 13(c) of the Exchange Act and any definitive proxy statements so filed pursuant to Section 14 of the Exchange Act and any reports filed pursuant to Section 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering of our common stock will be deemed to be incorporated by reference into this prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document, as the case may be, which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any such statements modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

    Copies of any or all of the documents incorporated herein by reference (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents) will be furnished without charge to each person to whom a copy of this prospectus is delivered upon written or oral request. Requests should be made to: Highwoods Properties, Inc., Investor Relations, 3100 Smoketree Court, Suite 600, Raleigh, North Carolina 27604.

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                       HIGHWOODS PROPERTIES, INC. [LOGO]

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                 Dividend Reinvestment and Stock Purchase Plan

                       2,034,596 Shares of Common Stock

                                  PROSPECTUS

                                 July 12, 2002

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    You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. The information in this prospectus may only be accurate on the date of this prospectus. This prospectus may be used only where it is legal to sell these securities.